                ARTICLES OF ASSOCIATION OF ELECDEY CARCELEN, S.A.

Article 1

The purpose of these  Articles of Association is to set out the way in which the mercantile  company  called  ELECDEY  CARCELEN,  S.A.,  constituted  as a public limited company, will operate.

Article 2

The object of the company  comprises the construction and subsequent  operation, together with the sale of electricity  produced by plants using wind  resources, specifically that of Parque Eolico de Carcelen in Carcelen (Albacete).

Article 3

The  registered  office is situated in Carcelen,  Muela de la Pena Negra,  which will also be the administrative centre of the company.

Article 4

The company may change its  registered  office in accordance  with the following conditions:

A)   If the company  changes its  registered  address  within the same municipal area, a resolution of the Shareholders' General Meeting will not be needed, and  therefore  it may be  decided  or  agreed  by the  company's  Board of
     Directors,  in accordance  with the  provisions set out in Articles 149 and
     150 of the Companies  Act, with reference to Article 163 and other relevant
     Articles of the Mercantile Register Regulations.

B)   In complying  with the  provisions  set out in Article 150 of the Companies
     Act regulated by the royal decree law  1564/1989 of 22nd December  which in turn is governed by the  Mercantile  Register  Regulations  approved by the
     Royal Decree Law  1784/1996  of 19th July the Board of Directors  will have all the necessary  powers to carry out the  procedures for giving notice of any proposed move of the registered office to another municipal area.

Article 5

The company is constituted for an indefinite period.

A majority vote of  shareholders in a General Meeting will be sufficient to wind up the company,  as long as all the statutory and legal  requirements  have been complied with.

Article 6

The company shall commence  trading on the day that the deed of incorporation is granted.

                                                  TITLE II

                                               SHARE CAPITAL
Article 7

The share  capital is fixed at 660.000  (Six Hundred and Sixty  Thousand)  Euros divided into 6.600 (Six Thousand 6 Hundred) ordinary shares, of a single series, with a nominal value of 100 (One Hundred) each, numbered consecutively from 1 to
6.600, both inclusive.

The share capital is fully subscribed, and paid up.

Article 8

Shares will be  represented  by share  certificates.  The  creation and issue of multiple share certificates is allowed.

The certificates  will be issued from counterfoil  books and each one will have, as a minimum,  those details set out in Article 53 of the Companies Act and will be  signed  by a legal  representative  or  designated  member  of the  Board of
Directors of the company whose signature may be reproduced by mechanical  means, in  which  case an  authorised  Notary  will  certify  and so  minute  that  the signatures reproduced mechanically are the same as those signed before him. This
Minute shall be inscribed in the Mercantile Register before the certificates are circulated.

Article 9

The company shall keep at its registered  office the  Shareholders'  Register in which will be recorded the  successive  transfers  of shares,  stating the name, surname,  title or company,  if any,  nationality  and address of the successive holders,  as well as the levy of transfer charges and other taxes upon them. Any shareholder that so requests shall be able to examine the Shareholders' Register at the  registered  office.  The company  will only be able to amend the entries that it considers  false or  inaccurate  when the  interested  parties have been notified  of the  company's  intention  to  proceed  in this  way and  have  not
indicated  in  writing  their   disagreement   during  the  30  days   following
notification.

The company shall only recognise as shareholders  those who are recorded in this
Register.

Article 10

The shares are  transferable by any means  recognised in law. In every case, the provisions of the law as to whether or not the definitive certificates have been issued and in  accordance  with the  character  of the shares must be taken into account.

Without  prejudice  to that set out in the previous  paragraph,  the transfer of shares to third  parties that are not  companies  belonging to the same group as the shareholder transferring the shares will be subject to the following rules.

The  shareholder who proposes to dispose of all or some of his shares to another shareholder  or a third  party,  must  advise  the  President  of the  Board  of
Directors  who,  subsequently,  will  advise  the other  members  of the  Board, attaching a document in which is stated the purchase offer received from a third party, stating the number of shares,  purchase price and name of purchaser,  and this information,  within a period of ten calendar days, must be communicated to each and every one of the other  shareholders  at the address  that is shown for each  of  them  in the  Shareholders'  Register.  Within  thirty  calendar  days following the date of the said  communication,  the shareholders may opt for the acquisition  of the  shares  and if more than one of them  wishes to make use of this  right,  the said  shares  will be  apportioned  between  them  pro-rata in accordance with the shares that they hold.

When the above period has ended, the company may opt, within a further period of twenty  calendar  days  starting  from the end of the previous  period,  between allowing the projected  disposal or acquisition of the shares for itself, in the normal legal manner.  If this last period ends without,  either on behalf of the shareholders  or of the company,  having made use of the  preferential  right of purchase,  the  shareholder  will be free to dispose of his shares to the person and in the  conditions  that he advised  to the  management,  provided  that the disposal  takes  place in the two months  following  the end of the last  period indicated,  and, if this should not be the case,  the offer process will have to be repeated.

In any event, if two months have passed since the request for  authorisation  to transfer was presented and the company has not responded, the said authorisation by default will be deemed to have been granted.

In exercising  this right of preferential  purchase,  the purchase price will be that offered by the interested third party. The shareholder that has disposed of the shares  must vouch for the price  obtained  per share by  delivering  to the
Chairman  of the  Board  a copy  of the  public  document  that  formalises  the transfer. The transfers carried out other than in accordance with the provisions of this Article will not be recognised by the company.

Where a shareholder  transferor is being wound up due to a merger situation,  or when the transfer  arises as a consequence  of the company  being  dissolved for legal  reasons,  the same  will also be  excluded  from the  provisions  of this agreement

The transfer of shares are  excluded  from the  provisions  of this Article when they are made in  favour  of any  company  who has  control  of the  shareholder holding the share  certificates  being  transferred  or which company is in turn controlled by the said shareholder or whoever has the controlling interest.

For the purposes of the previous paragraph, it is understood that control exists when  the  controlling  shareholder  possesses  more  than  50 per  cent  of the controlled  company or has the  capacity to nominate the majority of the members which constitute the Board of Directors.

                                    TITLE III

                        MANAGEMENT BODIES OF THE COMPANY

Article 11

The daily  activities  of the company will be regulated  and managed by the duly convened General Shareholders' Meeting and by the administrative body.

Article 12

The company will be regulated and managed:

a)   by the General Shareholders' Meeting
b)   by the Board of Directors.

                         GENERAL SHAREHOLDERS' MEETING

Article 13

The General Meetings shall be ordinary or  extraordinary,  and shall be convened by the directors of the company.

Article 14

The Ordinary General Meeting,  previously  convened for this purpose,  must take place  during  the  first  six  months  of each  year to  review  the  company's operations,  to approve if appropriate  the Accounts of the previous year and to decide  upon the  statement  of the  results.  Any other  matter  that may be of interest  in the  opinion of the Board of  Directors  of the company may also be included in the Agenda.

Article 15

All meetings that do not fall within the definition in the above Article will be deemed to be Extraordinary General Meetings.

Article 16

In each case, the  Extraordinary  General Meeting shall be convened by the Board of Directors of the company, whenever it is deemed to be in the interests of the company,  or when it is requested by a number of shareholders  representing,  at least, five per cent of the share capital.

Article 17

The General Meeting is deemed to be convened, and will be validly constituted to deal with any matter,  whenever  there is present all the paid-up  share capital and those present  accept  unanimously  that the meeting be held.  This class of meeting  will be  called an  Extraordinary  General  and  Universal  Meeting  of
shareholders.

Article 18

All  General  Meetings,  except  those  described  in Article 17 above,  must be convened by a public  announcement  in the  official  Gazette of the  Mercantile
Register,  and in one of the province's newspapers with a high circulation rate, as well as to those  members  who  possess  at  least  10 per cent of the  share capital  by means of  written  communication  with  acknowledgement  of  receipt
(registered  letter, fax with  acknowledgement of receipt etc) that will be sent at least fifteen days before the date fixed for the said meeting.

The  announcement  and the written notice shall state the date of the meeting at the first  call and all the  matters to be dealt  with;  it may also  state,  if appropriate,  the date on which the  meeting  will be  reconvened  at the second calling.

If the meeting is to deal with matters relating to the merger or sub-division of the company,  the special  periods of notice  indicated in law for these matters must be taken into account.

Article 19

The  General  Meeting,  whether  Ordinary  or  Extraordinary,  will  be  validly constituted  at the first calling when the  shareholders  present or represented possess at least seventy five per cent of the subscribed  share capital with the right to vote.

At the second  calling the meeting  will be validly  constituted  when there are present at the said  meeting  at least  fifty per cent of the  subscribed  share capital with the right to vote.

Article 20

In order for the Ordinary or  Extraordinary  General  Meeting to validly resolve
the  issue  of   debentures,   the   increase  or   decrease  of  capital,   the
transformation,  merger or sub-division of the company or any other modification to the Articles of Association,  the said meeting will need at the first calling the approval of the assembled shareholders,  present or represented, who possess at least eighty five per cent of the subscribed  share capital with the right to vote.

At the second calling the approval of two-thirds of the subscribed share capital will be required.

Article 21

The  holders of shares  whose  shareholding  is  recorded  in the  Shareholders'
Register five days prior to the proposed meeting date, and the holders of shares that have demonstrated by means of a public document their purchase from someone who appears in the Register as a shareholder, are able to attend the meeting. It is  understood in the latter  instance  that the public  document will include a request to the Board of Directors  for the said  shareholding  to be recorded in the Register.

All  shareholders  with the right to attend the convened General Meetings may be
represented  by  another  person  who  may  not  be  a  shareholder,   the  said
representation  being in  accordance  with the  provisions of Article 106 of the
Public Companies Act.

Attendance  in  person  at the  meeting  by the  shareholder  revokes  any other representation previously granted.

Article 22

The  Chairman and  Secretary  of the Board of Directors  will act as such at the meetings.

The Chairman may authorise the attendance at the meetings of any person he deems appropriate.  Only a decision or  agreement  of the majority of the meeting will invalidate the said decision.

The  shareholders  may request in  writing,  prior to the  Meeting,  or verbally during  it, any  report or  information  they deem  appropriate  concerning  the matters  comprising  the agenda.  The directors  shall be obliged to provide the same,  except in those  cases  where,  in the  judgement  of the  Chairman,  the publicity of the requested  data would  prejudice the company's  interests,  but without  prejudice to the  exception  set out in Article  112.2 of the Companies
Act.

The  Minutes  of the  Meeting  may be  approved  by the  Meeting  itself  at its conclusion,  failing which,  within a period of fifteen days by the Chairman and two referees,  one  representing  the majority and the other the  minority.  The
Minutes,  approved by whichever of the aforementioned  means will have executive force from the date of their approval.

The  Chairman or the  Secretary  may  require  the  presence of a Notary for the purpose of drawing up the Minutes of the  Meeting,  and will be obliged to carry out this requirement whenever, five days prior to that fixed for the Meeting, it is requested by  shareholders  that represent at least one per cent of the share capital.  Once  notarised,  the Minutes will be considered as the Minutes of the
Meeting.

In the General Meetings the resolutions will be adopted by a majority, except in those matters for which the legal or statutory  provisions  require a reinforced majority.

A reinforced majority of 81% of the share capital is required for:

..    Changing the Company's Object
o    Agreement to carry out activities different to the company's object, and to carry out acts or operations outside the ordinary course of business
o    Any agreement to modify this Articles of Association
o    The transformation,  merger, subdivision,  winding up or liquidation of the company
o    Increase or reduction in share capital,  once the necessary  resources have been  paid up for the  commissioning  of the  wind  farm  which is the main object of the company
o    The issue of bonds (which may be convertible into shares),  Warrants or any other means that will give the right to subscribe or purchase,  directly or indirectly, company shares
o    The  purchase,  transfer or  constitution  of  encumbrance  on assets of an onerous  kind,  not related to the company's  activities,  when their value exceeds a tenth of the company's share capital
o    The sale or purchase of own shares
o    The  appointment and dismissal of members of the Board of Directors and the increase or reduction of the number of members of the Board
o    The decision not to  distribute  dividends  when legally and  contractually possible

THE BOARD OF DIRECTORS

Article 23

The Board of Directors is responsible for  representing the company in legal and other matters.

Article 24

The Board of Directors, as the body that represents the company, will comprise a minimum of five directors and a maximum of 12.

Article 25

A member  of the  Board of  Directors  must be  appointed  by the  Shareholders'
General  Meeting for a period of five years,  and may be re-elected  one or more times  for  periods  of the same  maximum  duration,  without  prejudice  to the provisions  relating to the removal of a director  set out in Article 131 of the
Companies Act.

A member of the Board of Directors need not be a shareholder of the company.

The  office of  director  will not be  remunerated,  nevertheless  there will be established,  to cover  expenses,  the right to receive an  allowance  paid on a daily basis to each director  which amount will be fixed annually by the General
Meeting.

Those persons that infringe the rules of incompatibility that are set out in law
12/1995 of 11th May and other similar and  complementary  provisions  may not be members  of the Board of  Directors  of the  company.  In such  event,  the said directors  shall be removed  immediately,  at the  request  of any  shareholder, without  prejudice  to the  liabilities  which they may incur for their  illegal conduct, in accordance with Article 133 of the Companies Act.

If during  the  period  for which  they are  appointed  members  of the Board of
Directors a vacancy should arise,  the Board, in accordance with that set out in
Article 138 of the  Companies  Act, may delegate the person or persons to occupy the office of director until the next meeting of the General Meeting.

Article 26

The Board of Directors will meet whenever  requested by one of its members or by its Chairman.  Each meeting shall be convened through written communication with acknowledgement  of receipt  (registered  letter,  fax with  acknowledgement  of receipt) sent to each director,  at least,  seven days before the date fixed for the meeting.  The said notice shall  include the Agenda for the said meeting and any documentation relating thereto.

The  Board of  Directors  shall be deemed  validly  constituted  when  there are present or  represented  at the meeting,  one half plus one of its members.  The resolutions will be adopted by an absolute  majority of the directors present at the meeting that has been  convened by the  Chairman or whoever  carries out his function.  Voting in writing and without  meeting  will only be allowed  when no director opposes this procedure.  The discussions and subsequent  resolutions of the Board will be entered into a Minute Book that will be signed by the Chairman and the Secretary.

The Board of Directors will appoint the Chairman and  Secretary.  In addition it
may  appoint,   should  it  be  considered  necessary,  a  Vice-Chairman  and  a
Vice-Secretary,  always  providing  that  the  General  Meeting  at the  time of appointing the director has not already made these  appointments.  The Secretary and if appropriate the Vice-Secretary,  may or may not be directors,  and in the case they will have a voice but no vote.  The  secretary  will be  empowered  to certify and register all classes of company resolutions.

The Board could validly adopt written  agreements  without a meeting provided no director is against it

Article 27

The Board of Directors will have all the powers and  attributes  that by law are not reserved exclusively for the General Meeting.

The  following  list,  which  sets  out the  powers  ascribed  to the  Board  of
Directors,  is meant  neither  to be  exhaustive  nor to  replace  those  powers conferred on it by law:

o    To manage the assets of the company,  of any class,  to pursue and conclude any type of action  against  any person or body or  organism  of the State, autonomous  community,  province or municipality,  as well as international organisations, of the European Community or other, before tribunals, courts and  authorities  of  whatever  class  and  hierarchy,  and to act as legal representative of the company.

o    To receive and pay amounts that are due the company for  whatever  title or cause, including payment warrants from the state,  autonomous  communities, province or  municipality,  in  whichever  of its  offices,  including  tax offices, signing the receipts and documents that may be required.

o    To  represent  the  company  in any type of  contract  or  operation,  with specific powers to buy, sell, promote,  cede, or lease; to lease industrial equipment  and  machinery or to lease out those owned by the company and in general to carry out, in relation to the assets of the company, all type of acts and contracts of management and ownership.

o    To contract loans from any person or entity including the Banco Hipotecario de Espana, Banco Industrial, savings bank or any similar institution taking on secondary responsibility to guarantee the capital, it could freely agree all type of personal or on rem  guarantees and cancel charges over non real state company assets.

o    To  sign,  endorse,  negotiate,  accept,  collect,  pay and  note  bills of exchange,  cheques  and  other  credit  and  transfer  documents;  to open, maintain and cancel current  accounts,  of cash or credit,  with or without guarantees of cash or other assets required for carrying out the operations of  the  company;  to  constitute,  cancel  and  withdraw  provisional  and definitive  bonds, as well as deposits of any type or nature,  all of which in whatever bank, savings bank or similar  institution,  including the Bank of Spain and its branches.

o    To hire and dismiss personnel, fixing their salary and other emoluments; to draw up  documents  for labour  disputes  before  employment  tribunals  or whatever  other entity or  organisation,  with  specific  powers to resolve legal disputes and ratify all those actions that may be necessary.

o    To take part in whatever  type of auctions and tenders that may be convened by  individuals  or  organisations  or  branches  of the State,  autonomous communities, provinces, municipalities or any other.

o    To  resolve,  transfer,  commit,  initiate,   maintain  and  terminate  the
     documents,  business  or  management  that may be in the  interests  of the company, and carry out any action deemed appropriate for the company.

o    To grant and revoke powers of any type,  including  those of litigation and defence,  with  ordinary  and  extraordinary  powers  that  are  considered appropriate, as well as appealing against verdicts, without any limitation.

o    To grant and  sign,  with  regard  to  everything  referred  to above,  the necessary or appropriate  public and private  documents,  agreeing  clauses within them, without any limitation.

An absolute  majority of the directors  present at a meeting is required to make decisions.

Without prejudice to that set out in the previous Article, the following matters will  require a favourable  vote of a number of members  equal to the total less two:

     -    Approval and modification of the annual budgets
     -    Any issue of guarantees and constitution of charges over the company's assets
     -    drawing accounts and proposals for the application of results

The  following  matters will  require a  favourable  vote of the total amount of members of the Board less one:

o    Any substantial modification to the Business Plan and the drawing up and/or approval of the Investment Plan.
o    To enter into any type of contracts or operation that require  disbursement not  contemplated  in the Business Plan,  Investment Plan or Annual Budget,
     except for expenses  strictly  necessary and urgent for repairs that do not exceed  (30.000  Euros per  year)  that  could be agreed by the  reinforced majority  mentioned  above of all the  members of the Board less two, or if the case be, and always subject to ratification,  by the Managing  Director or the Chairman of the company.
o    To  appoint,  replace or dismiss the  Managing  Director  and his  relevant functions
o    To grant or revoke powers on the company's administrators
o    To participate in the share capital of any company
o    The appointment of directors
o    The transactions  between any shareholder or any  shareholder's  affiliated business.
The Board of Directors  (except by unanimous  agreement of its members) may only delegate  its  powers in  respect  of any  matter  that  requires  a  Reinforced
Majority.

                                    Title IV

                                  Company year

Article 28

The company year will coincide with the calendar  year, and will close each year on 31st December.

As an  exception,  the first  company year will close on the date  indicated and will begin on the date on which the company  starts to trade,  as  determined in accordance with that stated by the law or these Articles of Association.

Article 29

The Board of Directors,  within a maximum  period of three months  starting from the closing date of the  company's  year,  is obliged to draw up a report on its management,  the  Annual  Accounts  and  the  proposal  for  the  statement  and distributions of profits, if any, to the shareholders.

The Annual Accounts will comprise the balance sheet, profit and loss account and the notes thereto. These documents, together with the management report, will be drawn up with the  precision  and  clarity  that the law  requires,  and must be signed by all the  directors of the company.  Should the signature of any of the directors be omitted,  it will be so stated on each of the documents  from which it is omitted, with a specific statement as to the reason for its omission.

The General  Meeting  will adopt the Annual  Accounts.  Following  notice of the
General  Meeting,  any  shareholder  will be able to  obtain  from the  company, immediately  and at no charge,  the  documents  that must be  submitted  for the approval of the  meeting,  and the report of the  auditors,  if any.  The notice convening the meeting must specifically state this right.

Article 30

The General  Meeting will  determine the statement of the results of the year in accordance with the adopted balance sheet.

                                     Title V

                           Winding up and liquidation
Article 31

The  company  will be wound up for  reasons  set out by law. In the event of the company being wound up, its liquidation  will become the  responsibility  of the
Board of Directors who,  acting as  liquidators,  will carry out the liquidation and  division  in  accordance  with that  which has been  agreed by the  General
Meeting concerning this matter, and the current legal and statutory provisions.

The number of liquidators  must always be uneven,  therefore,  in the event that the number of members of the Board of  Directors  be even,  the General  Meeting that  determines  the winding up and  liquidation  will appoint,  by a majority, another person as liquidator, so that the total number of them becomes uneven.

Proposals for the merger or  sub-division of the company are excluded and deemed exempt from the liquidation process.

Article 32

In accordance  with the  provisions of the law, once all the creditors have been paid and the amount of their claims against the company  extinguished and having appropriately  covered those not due, the company's remaining net assets will be divided  between the  shareholders  in  proportion to the value of their nominal shareholdings.  If all the shares have not been paid up in the same  proportion, it will be distributed as set out in Article 277 of the Companies Act.

                                    TITLE VII

                             APPLICATION OF THE LAW

Article 33

All matters  that are not  provided for in these  Articles of  Association  will require the observance and application of the provisions of the law regulated by the Companies Act, 19/1989 of 25th July and complementary legislation.